Exhibit 10.10(b)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("Amendment") is dated as of the 31st  day of July, 2012 by and between CENTERPOINT HERROD, LLC, a Delaware limited liability company ("Landlord") and G-III APPAREL GROUP LTD., a Delaware corporation ("Tenant").

RECITALS

A.           The Realty Associates Fund VI, L.P. ("Original Landlord") and Tenant entered into that certain Standard Industrial Lease dated June 29, 2006 (the "Lease") with respect to certain premises located at 308 Herrod Boulevard, South Brunswick New Jersey, as more particularly described in the Lease.

B.           Landlord is the successor-in-interest to Original Landlord's right, title and interest in the Lease.

C.           The Term of the Lease expires on January 31, 2014 and notwithstanding Tenant's election not to exercise its Option to renew the Lease, Tenant has requested, and Landlord has agreed to, an extension of the Term of the Lease for eleven (11) years and therefore, the Term of the Lease shall be extended on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Recitals.  The Recitals are incorporated into this Amendment as if fully set forth in this Section 1.

2.            Definitions.  All terms used herein, unless otherwise specified, shall have the meaning ascribed to them in the Lease.

3.            Extension of Term.  The Term of the Lease for all of the Premises is hereby extended for an additional eleven (11) year period ("Extension Term") commencing on February 1, 2014 and continuing through and including January 31, 2025 ("Termination Date"). Except as modified herein, all terms and conditions of the Lease shall remain in full force and effect through the Extension Term. Commencing upon February 1, 2014, the Monthly Base Rent schedule for all of the Premises payable monthly through the new Termination Date shall be as follows:

Period	Monthly Base Rent

February 1, 2014 – January 31, 2015	$0
February 1, 2015 – January 31, 2018	$100,298.28 ($1,203,579.38/annum)
February 1, 2018 – January 31, 2022	$107,680.64 ($1,292,167.71/annum)
February 1, 2022 – January 31, 2025	$113,535.62 ($1,362,427.42/annum)

4.            Condition.  Tenant agrees to accept the Premises in its "as is" condition during the Extension Term and Landlord has made no representations or warranties regarding the condition of the Premises, except for Tenant's Allowance (as herein defined).

5.            Tenant Improvement Allowance.  Landlord agrees that Landlord shall pay to Tenant a tenant improvement allowance equal to the lesser of (i) the actual cost of Tenant Improvements (as hereinafter defined), or (ii) One Million and No/100 Dollars ($1,000,000.00) ("Tenant's Allowance") on the terms and conditions contained herein. Tenant's Allowance shall be paid to Tenant to reimburse Tenant for all of the actual hard and soft costs arising out of or relating to the work platform and material handling system and equipment to be installed by Tenant in the Premises and related labor (including, but not limited to, (i) installation of sprinklers and any additional fire prevention materials or devices, (ii) installation of lighting, (iii) installation of a wireless network and related components, (iv) all fees, costs and expenses of all software to be used in conjunction with the Tenant Improvements, (v) all wireless devices to be used in conjunction with the Tenant Improvements, (vi) all fees, costs and expenses associated with designing the Tenant Improvements, (vii) all fees, costs and expenses associated with (a) application for any local, state or federal governmental permits, licenses, approvals or authorizations necessary to complete the Tenant Improvements and (b) approval, testing and/or installation relating to the Tenant Improvements) (collectively, "Tenant Improvements") and, provided Tenant complies with Section 13 of the Lease, approval for such Tenant Improvements shall not be unreasonably withheld, conditioned, or delayed. Landlord agrees that Tenant shall not be required to remove the Tenant Improvements at the expiration, or sooner termination, of the Term of the Lease. Landlord shall reimburse Tenant for Tenant Improvements, from time to time after the date hereof, within thirty (30) days after submission by Tenant to Landlord of paid invoices for Tenant Improvements and lien waivers from Tenant's general contractor. Tenant may request partial reimbursements for Tenant Improvements prior to completion of all Tenant Improvements. The aggregate amount of such reimbursements shall not exceed the total amount of Tenant's Allowance.

6.            Amendment.  In addition, the parties hereto agree to amend the Lease as follows: (i) Section 9 of the Addendum to the Lease, Tenant's Option to renew the Lease, shall be deemed deleted in its entirety; (ii) the second sentence of Section 27 (c) shall be deleted in its entirety and replaced with the following: "Tenant hereby represents that its North American Industry Classification System (herein "NAICS") Numbers are 424320, 424330, 424990 and 423990 as determined by reference to the NAICS Manual and its operations shall consist of the Use described in Section 1.5."; (iii) the fourth sentence of Section 27 (c) shall be deleted in its entirety and replace with the following: "If requested to do so by Landlord, but no more often than once per year, Tenant shall provide Landlord with a letter stating, to Tenant's actual knowledge, whether Tenant is designated as an industrial establishment under ISRA requiring an environmental audit approved by the New Jersey Department of Environmental Protection at the expiration or earlier termination of the Term; and (iv) the following shall be added to the end of Section 1.5: "Notwithstanding anything to the contrary herein, in addition to the Permitted Use, Tenant shall have the right to use the Premises for any lawful wholesale, retail or warehouse purpose without Landlord's consent so long as such use is in compliance with all applicable laws and does not cause Tenant to be designated as an industrial establishment under ISRA requiring an environmental audit approved by the New Jersey Department of Environmental Protection at the expiration or earlier termination of the Term."

7.            No Other Modification.  The Lease is only modified as set forth herein and in all other respects remains in full force and effect.

8.            No Default.  Tenant acknowledges that the Lease is in full force and effect and to Tenant's actual knowledge, there are no defaults thereunder or any conditions which with only the passage of time or giving of notice or both would become a default thereunder. Landlord acknowledges that to Landlord's knowledge, Tenant is not in default under any terms or conditions of the Lease and there are no conditions which with only the passage of time or giving of notice or both would become a default thereunder.

9.            Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.          Modification.  This Amendment may not be modified or amended except by written agreement executed by the parties hereto.

11.          Governing Law.  The validity, meaning and effect of this Amendment shall be determined in accordance with the laws of the State of New Jersey.

12.          Counterparts.  This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.          Severability.  The parties hereto intend and believe that each provision in this Amendment comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Amendment is found by a court of law to be in violation of any applicable ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision to be illegal, void or unenforceable as written, then such provision shall be given force to the fullest possible extent that the same is legal, valid and enforceable and the remainder of this Amendment shall be construed as if such provision was not contained therein.

14.          Construction.  The headings of this Amendment are for convenience only and shall not define or limit the provisions hereof. Where the context so requires, words used in singular shall include the plural and vice versa, and words of one gender shall include all other genders. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

15.          No Third Party Beneficiaries.  This Amendment shall inure to the sole benefit of the parties hereto. Nothing contained herein shall create, or be construed to create, any right in any person not a party to this Amendment.

16.          Legal Review.  The parties hereto acknowledge that they have been advised by legal counsel of their choice in connection with the interpretation, negotiation, drafting and effect of this Amendment and they are satisfied with such legal counsel and the advice which they have received.

17.        Facsimile Signatures.  The parties hereto agree that the use of facsimile or pdf signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.

18.          Brokerage.  Tenant is being represented by Team Resources SBWE and Landlord is being represented by Cushman & Wakefield in connection with this Amendment and Landlord agrees to pay any and all agreed upon commissions to such brokers in connection with this Amendment.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

TENANT:			LANDLORD:

G-III APPAREL GROUP LTD., a Delaware corporation			CENTERPOINT HERROD, LLC, a Delaware limited liability company

By:	/s/ Wayne Miller		By: CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust, its sole member
	Its:	Chief Operating Officer
	Name:	Wayne Miller
			By:	/s/ Sean P. Maher
				Its:	Sean P. Maher
				Name:	Chief Operating Officer

			By:	/s/ Michael Tortorici
				Its:	Michael Tortorici
				Name:	Vice President, Treasurer